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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and

                        Diluted Earnings per Common Share






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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      NINE MONTHS ENDED                THREE MONTHS ENDED
                                                        SEPTEMBER 30,                   SEPTEMBER 30,
                                                     1998            1997            1998           1997
                                                   --------        --------        --------        --------

Net Loss                                           $ (3,679)       $ (4,667)       $ (1,237)       $ (1,671)

Deduct:
Accretion, discount and dividends on
        preferred stock                               2,619             411             265              92
                                                   --------        --------        --------        --------


Net loss for common shareholders                   $ (6,298)       $ (5,078)       $ (1,502)       $ (1,763)
                                                   ========        ========        ========        ========

Weighted average number
        of common shares outstanding                 10,305           8,150          11,452           8,630
                                                   ========        ========        ========        ========

Basic Loss Per Share                               $  (0.61)       $  (0.62)       $  (0.13)       $  (0.20)
                                                   ========        ========        ========        ========



Net Loss for diluted loss
        per share computation                      $ (3,679)       $ (4,667)       $ (1,237)       $ (1,671)
                                                   ========        ========        ========        ========


Weighted average number
        of common shares outstanding                 10,305           8,150          11,452           8,630


Common share equivalent applicable to:
        Series A convertible preferred stock            695           1,570              46           1,476
        Series B convertible preferred stock                            207                               1
        Series C convertible preferred stock             17              32                              72
        Series D convertible preferred stock          1,282                           1,576
        Series A warrants                                18             109               8              95
        Series D warrants                               202                             202
        Other warrants                                   75              98              75             112
        Stock options                                 1,783           1,555           1,735           1,437

Less common stock acquired with net proceeds         (2,180)         (1,139)         (3,266)           (930)


Weighted average number of common shares
and common share equivalents used to compute         ______          ______          ______          ______
diluted loss per share                               12,197          10,582          11,829          10,893
                                                   ========        ========        ========        ========

Diluted loss per share                             $  (0.30)       $  (0.44)       $  (0.10)       $  (0.15)
                                                   ========        ========        ========        ========